EMPLOYMENT AGREEMENT


This Agreement dated this 15th day of July 1998 between Paul R. Smith, a businessman residing in Atlanta, Georgia (hereinafter referred to as "PRS"), Mark 1 Industries, Inc., a Delaware corporation (hereinafter referred to as "MKII").

WHEREAS, MKII is a publicly trading company listed on the OTCBB and wishes to hire PRS as its President and CEO;

AND WHEREAS, PRS wishes to be the President and CEO of MKII;

NOW THEREFORE, for the consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, MKII and PRS hereby agree as follows:

1. PRS will have the office of President and CEO of MKII with responsibilities and authority normal to this position in a publicly traded company;

2. PRS will receive $60,000.00 per year in management fees payable on a bi-weekly basis, said management fees to be reviewed by the Board of Directors of MKII on an annual basis or any other time acceptable to both parties.

3. PRS will be provided full health benefits paid by MKII and any additional benefits MKII may provide from time to time. MKII agrees to pay all business related expenses.

4. PRS will receive a car allowance of $800.00 per month to be reviewed by the Board of Directors of MKII on an annual basis or any other time acceptable to both parties.

5. PRS will receive stock incentives from MKII, said stock incentives may be in the form of stock options, warrants, or any other form of stock of MKII. Said stock incentives to be approved by the Board of Directors of MKII.

6. PRS agrees to be a Member of the Board of Directors of MKII and act as Chairman at no additional expense to MKII unless the Board of Directors otherwise approve.

7. It is agreed by MKII that PRS has other business ventures and is not obligated to provide 100% of PRS's time to his responsibilities at MKII. Furthermore, PRS is not bound to any non-compete obligations to MKII.

8. MKII will indemnify PRS as to any and all acts made by PRS under this Agreement.

9. MKII may terminate this agreement, in writing, for cause. Cause to be define as any act of theft, use of illegal drugs, or unable to perform his duties for a period greater than six consecutive months.

10. MKII may terminate this agreement, in writing, without cause, however, PRS must be provided sixty days notice of MKII's decision to terminate and at the day of termination MKII must pay to PRS, in full, the equivalent of five years management fees/salary based on the previous 12 month management fee/salary. Furthermore, MKII will provide health care fully paid by MKII for 12 months following the termination without cause.

11. Upon receipt from MKII to PRS of MKII's decision to terminate this agreement, either for cause or without cause, PRS has the right to cause MKII to purchase all of PRS's stock ownership in MKII at the average closing price of the previous five days from the date of termination. From the date of PRS's written notice to put his stock ownership to MKII, MKII will have 60 days to acquire said stock at the price previously stated.

12. Provided that PRS follows all SEC regulations, PRS may sell his stock from time-to-time.

Survival of Assignment. The provisions of this Assignment shall survive the consummation of the transactions provided for herein.

Governing Law. This instrument shall be construed and enforced in accordance with and governed by the laws of the State of Georgia.

Binding Effect. This instrument shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties have executed and sealed this Agreement as of the day and year first above written.


MKII:

Mark 1 Investments, Inc. a Delaware corporation


______________________________
By: Raj Kalra, Vice-President



PRS


______________________________
Paul R. Smith